Exhibit 99.1

CONTACT INFORMATION

Investor Relations
Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations
Phone:	812-931-2199
Email:	andy.rieth@hill-rom.com

Media
Contact:	Marylou McNally, Vice President, Corporate Communications
Phone:	312-819-7233
Email:	marylou.mcnally@hill-rom.com

HILL-ROM REPORTS FISCAL FOURTH QUARTER AND FULL YEAR RESULTS; ANNOUNCES 2013 FINANCIAL OUTLOOK

•	Fourth quarter revenue of $432 million was flat versus prior year

•	Adjusted diluted earnings per share for the fourth quarter decreased 22 percent to $0.56 compared to $0.72 in the prior year

•	Reported diluted earnings per share for the fourth quarter decreased 38 percent to $0.63 compared to $1.01 in the prior year

•	Full year revenue of $1,634 million increased 3 percent versus the prior year

•	Adjusted diluted earnings per share for the full year decreased 1 percent to $2.24 compared to $2.27 in the prior year

•	Reported diluted earnings per share for the full year decreased 7 percent to $1.94 compared to $2.09 in the prior year

•	Adjusted EBITDA for the full year of $324 million compares to $318 million in the prior year, an increase of 2 percent

•
Financial guidance:  Full year reported revenue is expected to increase 7 to 8 percent (no impact from currency at current rates) with adjusted earnings per diluted share of $2.12 to $2.22, excluding $0.17 resulting from the estimated impact of the U.S. Medical Device excise tax; Full year adjusted EBITDA is expected to be $315 million to $325 million

BATESVILLE, Ind., October 24, 2012 /PRNewswire-FirstCall/ -- Hill-Rom Holdings, Inc. (NYSE: HRC) announced financial results for its fiscal fourth quarter ended September 30, 2012 and provided its initial outlook for 2013.  Adjusted earnings per diluted share decreased 22 percent to $0.56 from $0.72 due to lower gross margin, driven by adverse product mix, and increased investment in research and development.  Reported earnings per diluted share also decreased to $0.63 from $1.01 in the prior year.   Adjustments relate to business restructuring, gains associated with a vendor product recall, costs associated with recent acquisitions, litigation items and non-recurring tax matters.  See detail in schedule provided.

Hill-Rom’s quarterly reported revenue of $432 million was flat compared to last year, but increased 2.3 percent on a constant currency basis.  Domestic revenue decreased 8 percent to $286 million, while revenue outside the United States increased 20 percent to $146 million in the same period (27 percent on a constant currency basis).

For the full year, revenue was $1,634 million compared to $1,592 million for the prior year, an increase of 3 percent on an as reported basis and 4 percent on a constant currency basis.  Adjusted earnings per diluted share for fiscal 2012 were $2.24 compared to $2.27 in 2011, a decrease of 1 percent.  Reported earnings per diluted share for the full year were $1.94 compared to $2.09 for the prior year, a decrease of 7 percent.

Management Comments

“Despite a year that was more challenging than expected, we made two strategically significant acquisitions—Völker and Aspen Surgical—while  returning approximately 30 percent of our operating cash flow to shareholders,” stated John J. Greisch, President & CEO.  “While our fiscal 2013 outlook assumes continued weakness in the macro environment, we plan to maintain our disciplined capital allocation strategy in order to increase shareholder value.”

Financial and Operational Highlights

--	Fourth quarter revenue highlights reflect the previously announced reclassification of segments:

-- North America.  This segment includes most of our former North America Acute Care segment, combined with our North America Post-Acute Extended Care and Home Care businesses.  North America revenue declined 14 percent to $250 million.  Capital sales declined 16 percent due primarily to lower orders and shipments of patient support systems, while rental revenue declined 10 percent.  Patient support systems sales increased sequentially 7 percent, but declined 24 percent compared to the prior year due to an extraordinarily large sale recorded in the fourth quarter of 2011.  Excluding the effects of that sale, patient support systems declined 9 percent versus last year.

-- International.  International segment revenue, which excludes Canada, increased 20 percent to $126 million, due primarily to the impact of the Völker acquisition, along with growth in Latin America and Australia.  Segment revenue increased 28 percent on a constant currency basis.  Excluding Völker, International revenue increased 8 percent on a constant currency basis.

-- Surgical/Respiratory Care.  This segment comprises our Allen Medical, Respiratory Care and Aspen Surgical businesses.  Surgical/Respiratory Care revenue increased 63 percent to $56 million.  Capital sales increased 155 percent and rental revenue decreased 15 percent versus the prior year.  Excluding Aspen Surgical, segment revenue decreased 4 percent.

--	Full year operating cash flow was $262 million, compared to $223 million in the prior year.

--	Adjusted EBITDA for the year was $324 million, compared to $318 million in the prior year.

--	Consistent with its previously announced capital deployment strategy, the Company announced the expansion of its share repurchase authorization by 3.5 million shares.

--	In keeping with its commitment to optimize its portfolio, Hill-Rom implemented a plan to exit from certain portions of its Home Care business.

Please see the attached schedules for additional information, including condensed financial information, summary balance sheet, cash flow statement and reconciliations of GAAP to adjusted financial measures.

For a more complete review of Hill-Rom’s results, please refer to our Annual Report on Form 10-K for the year ended September 30, 2012, which will be filed in November.

Financial Guidance Summary

For full year fiscal 2013, Hill-Rom expects reported revenue growth of 7 to 8 percent.  This reflects:
•	organic constant currency revenue decline of 1 to 2 percent;
•	no currency impact at current rates; and
•	incremental revenue from fiscal 2012 acquisitions of approximately $145 million.

Adjusted earnings per diluted share are expected to be $1.95 to $2.05 for the full year, including approximately $0.17 per share associated with the implementation of the medical device excise tax effective January 1, 2013.  Excluding this cost, adjusted earnings per diluted share would be $2.12 to $2.22.

Cash flow from operations for the full year is expected to be approximately $265 to $275 million and adjusted EBITDA is expected to be approximately $315 to $325 million.

For the first quarter of fiscal 2013, Hill-Rom expects reported revenue growth of 9 to 10 percent.  This reflects:
•	organic constant currency revenue decline of 3 to 4 percent;
•	adverse impact from foreign currency of approximately 1 percent; and
•	incremental revenue from fiscal 2012 acquisitions of approximately $55 million.

Adjusted earnings per diluted share are expected to be $0.43 to $0.45 for the quarter.

Additional assumptions and discussion will be provided during the Company’s conference call to be held tomorrow morning.  Information to access the webcast is provided below.

Discussion of Adjusted Financial Measures

Hill-Rom Holdings, Inc. routinely provides earnings per share results and guidance on an adjusted basis because the Company’s management believes that the presentation provides useful information to investors.  In addition, we are providing adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA).  These measures exclude strategic developments, special charges and the impact of significant litigation or other unusual events.  Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the Company's reported operations for a period. Often, prospective quantification of such items is not feasible.  Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.

Conference Call Webcast and Dial-in Information

As previously announced, the Company will host a conference call and webcast tomorrow morning on Thursday, October 25, 2012, at 8:00 a.m. ET.

Webcast: To join the live webcast with audio, go to http://ir.hill-rom.com/events.cfm or http://ir.hillrom.com/eventdetail.cfm?eventid=119138. The webcast slide deck will be posted to the Hill-Rom website prior to the webcast.

Conference Call Audio Only Dial-in information: To join the live conference call, dial 877-304-8969 domestic callers / 631-291-4543 international callers.  The following Confirmation Code is required for both: 33260102. Callers will need to provide their name, company affiliation and telephone number to the conference operator.  A recording of the webcast/call audio will be available for telephone replay through November 1, 2012, domestically at 855-859-2056 and internationally at 404-537-3406. For the replay, callers will need to use confirmation code 33260102. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at http://ir.hill-rom.com/events.cfm.

ABOUT HILL-ROM HOLDINGS, INC.

Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals, surgical products and information technology solutions.  Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.

Hill-Rom…enhancing outcomes for patients and their caregivers.

www.hill-rom.com

Disclosure Regarding Forward-Looking Statements

Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. For a more in depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or revise any forward-looking statements.

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Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in millions except per share data)

	Quarter Ended September 30		Year Ended September 30

	2012	2011	2012	2011
Net revenues
Capital sales	$330.1	$316.3	$1,198.2	$1,119.0
Rental revenues	101.5	114.3	436.1	472.7
Total revenues	431.6	430.6	1,634.3	1,591.7
Cost of revenues
Cost of goods sold	185.3	170.8	690.4	606.8
Rental expenses	45.2	49.2	189.2	203.6
Total cost of revenues	230.5	220.0	879.6	810.4
Gross profit
Capital	144.8	145.5	507.8	512.2
Rental	56.3	65.1	246.9	269.1
Total gross profit	201.1	210.6	754.7	781.3
As a percentage of sales	46.6%	48.9%	46.2%	49.1%

Research and development expenses	18.7	15.5	66.9	63.8
Selling and administrative expenses	130.1	126.9	496.4	502.0
Impairment of other intangibles	-	-	8.0	-
Litigation (credit) charge	(3.6)	5.0	(3.6)	47.3
Special charges	8.5	-	18.2	1.4

Operating profit	47.4	63.2	168.8	166.8

Other income/(expense), net	(2.5)	(2.6)	(5.3)	(7.1)

Income tax expense (benefit)	5.7	(2.9)	42.7	26.2

Net income	39.2	63.5	120.8	133.5

Less: Net income attributable to noncontrolling interest	-	-	-	0.2

Net income attributable to common shareholders	$39.2	$63.5	$120.8	$133.3

Diluted earnings per share:
Earnings per share	$0.63	$1.01	$1.94	$2.09

Average common shares outstanding - diluted (thousands)	62,318	63,117	62,361	63,899

Dividends per common share	$0.1250	$0.1125	$0.4875	$0.4300

Non-GAAP Financial Disclosures and Reconciliations

While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hill-Rom uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hill-Rom Holdings, Inc. and Subsidiaries
Revenues - Constant Currency
(Dollars in millions)

	Quarter Ended September 30
	2012	Foreign Exchange	2012	2011	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change

Capital sales	$330.1	$(7.4)	$337.5	$316.3	6.7%
Rental revenues	101.5	(1.3)	102.8	114.3	-10.1%
Total	$431.6	$(8.7)	$440.3	$430.6	2.3%

North America	$249.7	$-	$249.7	$291.4	-14.3%
Surgical and Respiratory Care	55.6	-	55.6	34.1	63.0%
International	126.3	(8.7)	135.0	105.1	28.4%
Total	$431.6	$(8.7)	$440.3	$430.6	2.3%

	Year Ended September 30
	2012	Foreign Exchange	2012	2011	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change

Capital sales	$1,198.2	$(20.1)	$1,218.3	$1,119.0	8.9%
Rental revenues	436.1	(3.4)	439.5	472.7	-7.0%
Total	$1,634.3	$(23.5)	$1,657.8	$1,591.7	4.2%

North America	$998.2	$(1.0)	$999.2	$1,057.2	-5.5%
Surgical and Respiratory Care	153.2	-	153.2	132.9	15.3%
International	482.9	(22.5)	505.4	401.6	25.8%
Total	$1,634.3	$(23.5)	$1,657.8	$1,591.7	4.2%

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(Dollars in millions except per share data)

	Quarter Ended September 30, 2012			Quarter Ended September 30, 2011
	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Income Before Income Taxes	Income Tax Expense	Diluted EPS

Reported Earnings	$44.9	$5.7	$0.63	$60.6	$(2.9)	$1.01
Adjustments:
Vendor product recall	(1.7)	(0.6)	(0.02)	(0.9)	(0.4)	(0.01)
Acquisition and integration costs	6.2	1.4	0.08	1.0	0.4	0.01
Special charges	8.5	3.2	0.09	-	(0.2)	-
Litigation charge (credit)	(3.6)	(1.3)	(0.04)	5.0	1.9	0.05
International tax restructuring and recognition of
unrecognized tax attributes	-	11.0	(0.18)	-	21.5	(0.34)
Adjusted Earnings	$54.3	$19.4	$0.56	$65.7	$20.3	$0.72

	Year Ended September 30, 2012			Year Ended September 30, 2011
	Income Before Income Taxes	Income Tax Expense	Diluted EPS (1)	Income Before Income Taxes and NCI (1) (2)	Income Tax Expense (1)	Diluted EPS

Reported Earnings	$163.5	$42.7	$1.94	$159.7	$26.2	$2.09
Adjustments:
Vendor product recall	(6.5)	(2.5)	(0.06)	(2.3)	(0.9)	(0.02)
Acquisition and integration costs	11.7	2.9	0.14	1.0	0.4	0.01
Special charges	18.2	6.8	0.18	1.4	0.5	0.01
Impairment of other intangibles	8.0	2.1	0.09	-	-	-
Field corrective action	16.0	5.9	0.16	-	-	-
Litigation charge (credit)	(3.6)	(1.3)	(0.04)	47.3	14.2	0.52
International tax restructuring and recognition of
unrecognized tax attributes	-	11.0	(0.18)	-	21.5	(0.34)
Adjusted Earnings	$207.3	$67.6	$2.24	$207.2	$61.8	$2.27

(1) May not add due to rounding.
(2) NCI refers to our noncontrolling interest in our former Encompass joint venture.

	Reconciliation: Adjusted EBITDA
	(Dollars in millions)

	Quarter Ended September 30		Year Ended September 30
	2012	2011	2012	2011

Adjusted income before income taxes and NCI	$54.3	$65.7	$207.3	$207.2
Add back:
Other expense	2.5	2.6	5.3	7.1
Depreciation and amortization	31.0	25.8	111.7	103.9
Adjusted EBITDA	$87.8	$94.1	$324.3	$318.2

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)

	September 30, 2012	September 30, 2011
Assets
Current Assets
Cash and cash equivalents	$84.3	$224.6
Trade accounts receivable, net of allowances	392.6	386.2
Inventories, net	126.9	95.6
Other current assets	78.0	85.3
Total current assets	681.8	791.7

Property, plant and equipment, net	250.1	222.8
Goodwill	335.2	87.2
Other assets	360.5	197.4

Total Assets	$1,627.6	$1,299.1

Liabilities
Current Liabilities
Trade accounts payable	$80.7	$64.8
Short-term borrowings	115.2	100.3
Other current liabilities	182.2	168.9
Total current liabilities	378.1	334.0

Long-term debt	237.5	50.8
Other long-term liabilities	199.4	172.6

Total Liabilities	815.0	557.4

Shareholders' Equity	812.6	741.7

Total Liabilities and Shareholders' Equity	$1,627.6	$1,299.1

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Year Ended September 30

	2012	2011
Operating Activities
Net income	$120.8	$133.5
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	111.7	103.9
Provision for deferred income taxes	(32.3)	(21.5)
Loss on disposal of property, equipment leased to others,
intangible assets and impairments	8.1	1.3
Stock compensation	11.6	12.2
Tax settlement	-	(4.9)
Defined benefit plan funding	(1.6)	(1.4)
Excess tax benefits from employee stock plans	(1.3)	(6.8)
Change in working capital excluding cash, current investments, current debt and acquisitions and dispositions:
Trade accounts receivable	20.1	(24.7)
Inventories	4.4	14.7
Other current assets	20.9	14.4
Trade accounts payable	0.3	(18.0)
Accrued expenses and other liabilities	(6.1)	10.0
Other, net	5.1	9.8
Net cash provided by operating activities	261.7	222.5

Investing Activities
Capital expenditures and purchase of intangibles	(77.8)	(68.9)
Proceeds on sales of property and equipment leased to others	10.6	5.9
Payment for acquisition of businesses, net of cash acquired	(476.8)	(15.5)
Proceeds on investment sales and maturities	4.5	0.5
Net cash used in investing activities	(539.5)	(78.0)

Financing Activities
Net change in short-term debt	(7.8)	(0.4)
Net change in revolver	60.0	(0.2)
Proceeds from long-term debt	200.0	-
Payment of long-term debt	(50.0)	-
Debt issuance costs	(2.6)	-
Purchase of noncontrolling interest	(1.6)	(11.8)
Payment of cash dividends	(30.1)	(27.0)
Proceeds on exercise of options	7.7	43.1
Proceeds from stock issuance	2.9	2.9
Excess tax benefits from employee stock plans	1.3	6.8
Treasury stock acquired	(44.2)	(115.3)
Net cash provided by (used in) financing activities	135.6	(101.9)

Effect of exchange rate changes on cash	1.9	(2.5)

Total Cash Flows	(140.3)	40.1

Cash and Cash Equivalents:
At beginning of period	224.6	184.5
At end of period	$84.3	$224.6